Exhibit 5(b)

Cleco Power LLC

A subsidiary of Cleco Corporation

2030 Donahue Ferry Road

P.O. Box 5000

Pineville, LA 71361-5000

www.cleco.com

Tel. 318-484-7400

Wade A. Hoefling

Senior Vice President

General Counsel

Tel 318-484-7701

Fax 318-484-7685

Wade.Hoefling@cleco.com

October 29, 2015

Cleco Power

2030 Donahue Ferry Road

Pineville, Louisiana 71360-5226

Ladies and Gentlemen:

In my capacity as Senior Vice President—General Counsel and Director of Regulatory Compliance of Cleco Power, a Louisiana limited liability company (the “Company”), I have been requested to furnish to you an opinion regarding the Registration Statement on Form S-3 (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance and sale from time to time of up to $400,000,000 in aggregate amount of the Company’s debt securities.

As Senior Vice President—General Counsel and Director of Regulatory Compliance of the Company and in connection with the Registration Statement, I have examined and reviewed, directly, indirectly through my staff or otherwise to my satisfaction, (i) the Articles of Organization and the Operating Agreement of the Company, each as amended to date, (ii) originals or copies certified or otherwise identified of corporate records of the Company, including resolutions of the sole Manager of the Company and (iii) certificates of representatives of the Company and of public officials and statutes and other instruments or documents as I deemed relevant for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1.	The Company is a duly organized and validly existing in good standing under the laws of the State of Louisiana.

I am a member of the Bar of the State of Louisiana, and I express no opinion as to matters that may be governed by the laws of any jurisdiction, other than the State of Louisiana and the federal laws of the United States of America. At your request, this opinion is being furnished to you for filing as Exhibit 5(b) to the Registration Statement. Additionally, I hereby consent to the reference to me under the caption “Validity of Securities” in the Registration Statement. In giving such consent, I do not concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the general rules and regulations of the Commission promulgated thereunder. This opinion speaks as of the date hereof, and I disclaim any obligation to update this opinion.

Very truly yours,

/s/ Wade A. Hoefling
Wade A. Hoefling Senior Vice President—General Counsel and Director of Regulatory Compliance